UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2017

EPAM SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35418	223536104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Suite 202 Newtown, Pennsylvania		18940
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 267-759-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On May 24, 2017, EPAM Systems, Inc. (“EPAM”) and its wholly owned subsidiaries, EPAM Systems, LLC (“LLC”) and Vested Development, Inc. (“VDI”) replaced their existing credit facility and, together with all of EPAM’s wholly-owned, first tier U.S. subsidiaries, entered into a new, unsecured revolving credit facility (the “2017 Revolving Facility”) with a syndicate of lenders. PNC Bank, National Association serves as administrative agent, swing loan lender and issuing lender; PNC Capital Markets LLC is lead arranger and bookrunner.
The 2017 Revolving Facility provides for a five-year $300 million revolving credit facility, with potential to increase further the credit facility to up to $400 million if lenders agree to increase their commitments and EPAM satisfies certain conditions. The 2017 Revolving Facility allows for borrowings by EPAM, which are guaranteed by EPAM’s U.S. subsidiaries, are unsecured, and in general, such borrowings bear interest at either a base rate or Euro-rate plus a margin based on the Company’s leverage ratio. Borrowings under the 2017 Revolving Facility may be denominated in United States Dollars or, up to a maximum of $50 million in British Pounds Sterling, Canadian Dollars, Euros or Swiss Francs (or other currencies as may be approved by the lenders).
The credit agreement executed in connection with the 2017 Revolving Facility (the “2017 Credit Agreement”) contains customary covenants, representations, warranties and events of default. Among the events of default are cross default to other indebtedness in excess of certain threshold amounts; final judgments in excess of certain threshold amounts; insolvency; a change of control of EPAM; and covenant defaults (subject, in some cases, to a grace period). Upon the occurrence of an event of default, the lenders may declare all loans due and payable.
The 2017 Credit Agreement includes several business and financial covenants. It restricts the incurrence of additional indebtedness by the loan parties and certain of their subsidiaries subject to certain exceptions including, among other things, unsecured debt that matures at least 90 days after final maturity of loans under the 2017 Credit Agreement, does not require principal repayment prior to maturity, and does not include materially more restrictive terms than those applicable in the 2017 Credit Agreement. The 2017 Credit Agreement contains restrictions on guarantees, investments to other entities, and mergers with and acquisitions of other entities. In general, and subject to certain limitations, acquisitions of other businesses are permitted provided that the loan parties’ leverage ratio does not exceed 2.75 to 1.00, measured after giving effect to such acquisition, and they are otherwise in compliance with the covenants contained in the 2017 Credit Agreement. There are also restrictions on dispositions of assets, subject to certain exceptions including (among other things) a basket of $50 million for sales, transfers or leases of assets for fair market value in any fiscal year.
In addition to business covenants, the 2017 Credit Agreement includes certain financial covenants, including a maximum leverage ratio of 3.00 to 1.00 (subject to temporary adjustment to 3.50 to 1.00 for four fiscal quarters beginning with the closing of a permitted acquisition with aggregate consideration in excess of $150 million) and a minimum interest coverage ratio of 3.00 to 1.00, each measured at the end of each fiscal quarter in accordance with the terms of the 2017 Credit Agreement.
The foregoing description of the 2017 Credit Agreement does not purport to be a complete description of the parties’ rights and obligations under the 2017 Credit Agreement and the other documents and transactions contemplated by the 2017 Credit Agreement. As such, the foregoing description is qualified in its entirety by reference to the complete text of the 2017 Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02.    Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Effective May 24, 2017, the Revolving Facility replaces the loan parties’ credit facility evidenced by that certain credit agreement by and among EPAM, as Borrower, the Guarantors party thereto, and PNC Bank, National Association (as Administrative Agent) and the other lenders party thereto, and all documents related to such credit agreement, all dated as of September 12, 2014.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

10.1	Credit Agreement dated as of May 24, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPAM Systems, Inc.

Date:	May 26, 2017	By:	/s/ Jason Peterson
			Name:	Jason Peterson
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of May 24, 2017